Exhibit 10.1

LEASE AND STORAGE LEASE EXTENDING AND AMENDING AGREEMENT

THIS AGREEMENT dated the 3rd day of December, 2008

BETWEEN:

160 ELGIN LEASEHOLDS INC.

(hereinafter called “Landlord”)

OF THE FIRST PART

- and -

LEARNING TREE INTERNATIONAL INC.

(hereinafter called “Tenant”)

OF THE SECOND PART

WHEREAS:

A.

By a lease dated the 12th day of April, 1999 (“Lease”) made between Trizec Hahn Corporation (“Trizec Hahn”) as landlord, and Tenant, Trizec Hahn leased to Tenant certain premises known as Suite 2300 and containing approximately 19,739 square feet of Rentable Area (“Premises”), located in the building municipally known as 160 Elgin Street, Ottawa, Ontario (“Building”) for a term of ten (10) years (“Term”), commencing July 1, 1999, and expiring June 30, 2009;

B.	Landlord acquired the Building from, and is successor in interest to, Trizec Hahn;

C.

By a storage lease dated the 8th day of June, 2004 (“Storage Lease”) made between Landlord and Tenant, Landlord leased to Tenant certain storage premises containing a total area of approximately 190 square feet and a useable area of 106 square feet, as shown outlined in red on Exhibit “1” to the Storage Lease (“Storage Premises”);

D.	Landlord and Tenant have agreed to amend the Lease by: (i) providing for the updated and agreed upon measurement of the Gross Rentable Area of the existing Premises as 19,900 square feet; (ii) extending the Term of the Lease and the Storage Term (as defined in the Storage Lease) of the Storage Lease each for a further period of five (5) years commencing July 1, 2009 and expiring June 30, 2014, on the same terms and conditions as contained in the Lease and the Storage Lease respectively, except as otherwise set out herein; and (iii) amending such other provisions of the Lease as hereinafter provided.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereto agree as follows:

1.	CONFIRMATION OF RECITALS

The parties hereto confirm that the foregoing recitals are true in substance and in fact.

2.	EXTENSION OF TERM OF LEASE AND STORAGE LEASE

The Term of the Lease and the Storage Term of the Storage Lease are each hereby extended for a further period of five (5) years commencing on the 1st day of July, 2009 and expiring on the 30th day of June, 2014 (‘Extension Term”) on the same terms and conditions as contained in the Lease and the Storage Lease respectively, except as expressly set out herein.

3.	AMENDMENTS TO THE LEASE

Effective as of the 1st day of July, 2009 (“Effective Date”), the Lease is amended as follows:

(a)	Section 1.1 of the Lease (Premises) is hereby deleted and replaced with the following:

1.1 Premises: That certain office space currently identified as “Suite 2300” in the building known as “160 Elgin”, located in the City of Ottawa, Province of Ontario, containing a deemed area of nineteen thousand, nine hundred (19,900) square feet of Gross Rentable Area. The Premises are shown in that approximate location cross-hatched on Schedule “A”.

(b)	Section 1.2 of the Lease (Term) is hereby deleted and replaced with the following:

“1.2 Term: Fifteen (15) years, with an option to renew for an additional five year period,”

(c)	Section 1.4 of this Lease (Expiration date) is hereby deleted and replaced with the following:

“1.4 Expiration Date: 30th day of June, 2014.”

(d)	Section 1.5 of the Lease (Minimum Rent) is hereby amended by adding thereto the following provision:

“For the period commencing July 1, 2009 up to and including June 30, 2014, an annual Minimum Rent of three hundred sixty-three thousand, one hundred seventy-five Dollars ($363,175.00), calculated at a net annual rate of eighteen dollars and twenty-five cents ($18.25) per square foot of Gross Rentable Area of the Premises, payable in Canadian money on the first day of each month, in equal, consecutive, monthly instalments of thirty thousand, two hundred sixty-four Dollars and Fifty-eight cents ($30,264.58).”

(e)	Section 1.5.1 of the Lease (Free Rent) is hereby deleted.

(f)	Section 1.9 of the Lease (Authorized Use) is hereby deleted and replaced with the following:

“1.9 Authorized Use: Any legally permitted general office use and training facility (with zoning to permit assembly/school use), including telecom and computer based training, and including providing space to unaffiliated third parties on a daily, non-exclusive basis, for meetings, courses, seminars and lectures, including offering to its staff and clientele complimentary food, snacks and refreshments incidental to such training sessions, meetings, courses, seminars and lectures, provided that Tenant shall at all times maintain supervision and control of the use of the Premises and provided that all uses of the Premises are to be in compliance with all applicable laws and all zoning requirements/restrictions applicable to the Building, and all said uses shall further be subject to: (i) any existing exclusives granted by Landlord to other tenants in the Building of which Tenant has been provided written notice, including, without limitation those set forth in Schedule “I” to this Lease; and (ii) the further limitations set out in Section 2 of Schedule “C” to this Lease”.

(g)	Section 1.10 of the Lease (Address for Notices) is hereby amended by deleting the address for notice of the Landlord and replacing it with the following:

“to Landlord:	3625 Dufferin Street, Suite 500
Downsview, ON M3K 1N4
Attention: Leasing Manager”

(h)	Section 3.2 of the Lease (Measurement of Premises and Rent Adjustment) is hereby deleted and replaced with the following:

“3.2	Measure of Premises and Rent Adjustment

Landlord and Tenant acknowledge that the Gross Rentable Area of the Premises is conclusively deemed, for the purpose of calculating Minimum Rent, to be nineteen thousand, nine hundred (19,900) square feet and that during the

Term, as same may be extended or renewed, there shall be no further remeasurement of the Premises as they exist as of October 1, 2008, and no right on the part of the Landlord to increase, and no right on the part of the Tenant to decrease, the Rentable Area of the Premises as they exist as of October 1, 2008 as a result of changes in calculations and measurement of rentable area pursuant to the Building Owners and Managers Association (“BOMA”) International Measurement Standards (ANSI/BOMA Z65.1-1996), or for any other reason.”

(i)	Section 8.1 of the Lease (Use) is hereby deleted and replaced with the following:

“8.1	Use

The Premises shall be used and occupied by Tenant for the purpose of carrying on the Authorized Use set forth in Section 1.9 hereof and for no other purpose. Other than as expressly provided in the Authorized Use, Tenant shall not permit any part of the Premises to be occupied by any Person other than Tenant or a permitted assignee or subtenant and their respective employees.”

(j)	Section 10.2 of the Lease (Landlord’s Approval of Tenant’s Improvements) is hereby amended by adding thereto the following provision:

“Notwithstanding the foregoing, from and after July 1, 2009, if Landlord is required to construct or supervise Tenant’s leasehold improvements or changes to the existing Premises during the Term, there will be no fees (including but not limited to supervision, security, elevator, etc.) charged to Tenant but Tenant shall pay to Landlord the amount of all out-of-pocket expenses of Landlord, which shall be payable immediately upon receipt of evidence of such expenses, and which expenses shall form part of and be collectible as Additional Rent.

Further, Landlord agrees that Tenant may engage a space planner of its choice to complete a preliminary space plan of the Premises (plus one revision) at the Tenant’s cost, but which cost Landlord agrees to contribute to, to a maximum of ten cents ($0.10) per square foot of the Rentable Area of the Premises.”

(k)	Section 17.3 of the Lease (Landlord’s Base Building Work) and Section 17.5 of the Lease (Landlord’s Contribution Towards Tenant’s Improvements) shall no longer apply.

(l)	Section 17.6 of the Lease (Option to Renew) is hereby deleted and replaced with the following:

“17.6	Option to Extend

(a) Subject to Section 17.19 of this Lease below (Landlord’s Right to Revoke), Tenant shall have the option to extend the Term of this Lease (together with the Storage Term of the Storage Lease) for one (1) further term of five (5) years (the “Extension Term”). Such extension shall be on the same terms and conditions as contained in this Lease, except that: (i) there shall be no further right to extend after the expiry of the Extension Term; (ii) the Minimum Rent payable for the Premises and the Storage Rent (as defined in the Storage Lease) payable for the Storage Premises shall be such amount as determined pursuant to subsection 17.6(b) below; and (iii) there shall be no tenant’s allowance or rent-free period for the Extension Term and the Premises and the Storage Premises shall be accepted by Tenant in “as is” condition at the commencement of the Extension Term without Landlord being required to perform any work. Such right to extend shall be exercisable by notice to Landlord by not later than nine (9) months prior to the expiry of the original Term hereof, failing which such right shall be null and void and forever extinguished.

(b) The Minimum Rent and Storage Rent for the Extension Term shall be the market rent (“Market Rent”) for the Premises and the Storage Premises, respectively (which for purposes of the definition of Market Rent are collectively referred to as “Premises”). As used herein, “Market Rent” means the annual rental which could reasonably be obtained by Landlord for the Premises from a willing tenant or willing tenants dealing at arms’ length with Landlord in the market prevailing for a term commencing on the relevant date, having regard to all relevant circumstances including the size and location of the Premises, the facilities afforded, the terms of the lease thereof (including its provisions for Additional Rent), and the improvements therein, and with the assumption that the improvements existing at the time are ideal for Tenant’s use as is, and disregarding any deficiencies in the condition and state of repair of the Premises as a result of Tenant’s failure to comply with its obligations hereunder in respect of the maintenance and repair of the Premises, and having regard to all economic inducements and rentals currently being obtained for space in the Building (if applicable) and for comparable space in other buildings comparably located. The Market Rent for the Extension Term shall be as agreed upon between Landlord and Tenant or, failing agreement by Landlord and Tenant, by not later than three (3) months prior to the expiry of the Term hereof, the Market Rent shall be established by single arbitration pursuant to the Arbitration Act, Ontario. In the event that the Minimum Rent and the Storage Rent payable during the Extension Term has not been determined prior to the commencement of the Extension Term, then until such determination has been made, Tenant shall pay Minimum Rent and Storage Rent at a rate equal to one hundred and ten (110%) percent of the Minimum Rent and Storage Rent payable during the immediately preceding twelve (12) month period. Upon determination of the Minimum Rent and Storage Rent for the relevant Extension Term, either Landlord shall pay to Tenant any excess or Tenant shall pay to Landlord any deficiency in the payments of Minimum Rent and Storage Rent previously made by Tenant.”

(m)	Section 17.7 of the Lease (Right of First Refusal) is hereby amended by revising the 5th line of the first paragraph thereof such that such Section reads as follows:

“17.7	Right of First Refusal – 23rd Floor

Provided the Tenant is not in default under any provisions of this Lease and subject to any pre-existing rights granted or to be granted to Gowlings, Strathy & Henderson (such granting to occur no later than August 31, 1999) or pre-existing rights granted to other tenants under leases existing at September 25, 2008, the Landlord hereby grants to the Tenant a right of first refusal to lease, during the Term or any renewal or extension thereof, any space adjoining the Premises ~~space~~that may become available to be leased (“RFR Premises”), on the terms and conditions of a bona fide offer to lease acceptable to the Landlord received from an arms’ length party (“Offer”). The Landlord agrees to deliver a true copy of any such ~~bona fide offer~~Offer to the Tenant with all reference to the third party tenant (“Offeror”) being removed (“RER Notice”). The Tenant shall have five (5) business days from the date of receipt of the RFR Notice within which to exercise the right of first refusal to lease the ~~adjoining space~~RFR Premises referred to in the RFR Notice (“ROFR”). This ~~right~~ROFR may he exercised by the Tenant’s delivering a notice in writing of its acceptance of the terms of the ~~offer~~ RFR Notice to the Landlord, whereupon a binding agreement to lease ~~such premises~~the RFR Premises shall exist between the Landlord and the Tenant.

If the Tenant does not so exercise this ~~right of first refusal~~ROFR to lease the ~~premises~~ RFR Premises within the time and in the manner as aforesaid, then the RFR Premises ~~premises~~ may thereafter be leased by the Landlord to the ~~person identified in the bona fide offer~~ Offeror and subject to the terms and conditions contained therein or on terms less favourable to the Offeror, but not otherwise, and if the Landlord and the ~~third party~~ Offeror fail to enter into a lease of the RER Premises ~~on the terms of the offer~~ within ninety (90) days of the giving of the RFR Notice ~~notice~~ to the Tenant, the provisions of this section shall apply again and so on from time to time. The Tenant shall not have the right to assign this ~~right of refusal~~ ROFR to lease ~~adjoining space~~ any RFR Premises except in conjunction with a permitted assignment of all its rights under ~~the~~ this Lease.”

(n)	Section 17.8 of the Lease (Parking) is hereby deleted and replaced with the following:

“17.8	Parking

(a) Subject to Section 17.19 of this Lease (Landlord’s Right to Revoke) below, throughout the Term and any extension thereof pursuant hereto, Tenant shall have the right to use up to twenty (20) unreserved spaces (the “Parking Spaces”) for parking twenty (20) Automobiles (as defined below) in the parking facilities at the rear of the Building (the “Parking Garage”), in such locations in the unreserved area of the Parking Garage as designated from time to time by Landlord or the operator of the Parking Garage, and subject to the terms set out below. As used throughout this Section 17.8, “Automobiles” shall refer to typical, standard size, non-commercial passenger vehicles such as cars, station wagons, minivans, sport utility vehicles and the like. For each of such Parking Spaces, Tenant shall pay to Landlord, whether or not tenant actually uses the Parking Spaces or any of them (subject to subsection (b) below), the prevailing monthly rates charged from time to time by Landlord or the operator of the Parking Garage for the use of unreserved Parking Spaces.

(b) On November 1st of each year of the Term and any extension thereof pursuant hereto, Tenant shall have the option of surrendering or reacquiring (subject to availability) Parking Spaces up to the aforesaid maximum amount of Parking Spaces, without penalty to Tenant, provided that written notice of such request is given to Landlord not later than thirty (30) days prior to November 1st of the subject year of the Term.

(c) Upon request by the Landlord, Tenant shall provide Landlord with up-to-date information as to the owner, licence plate number and description of each Automobile authorized to use such Parking Spaces.

(d) Landlord may from time to time make and amend such rules and regulations (“Parking Rules”), acting reasonably, for the management and operation of the Parking Garage as Landlord shall determine, provided such Parking Rules do not conflict with any other provisions of or infringe upon any other rights of the Tenant pursuant to this Lease, and provided that Tenant is given notice of same; the Parking Rules shall be deemed to be incorporated into and form a part of this Lease, and the terms of this Lease shall be deemed to apply to the rights granted to Tenant hereunder in respect of the Parking Spaces, mutatis mutandis.

(e) It is understood and agreed that Landlord is not responsible for theft of or damage to any Automobile or its equipment or articles left in any Automobile.”

(o)	Section 17.9 of the Lease (Separate Listing in Directory) is hereby amended by adding thereto the following provision:

“In addition, Tenant shall, at its own expense, be permitted to install signage in the Premises visible from the elevator lobby of the floor(s) on which the Premises is (are) located, subject to compliance with all applicable laws and Landlord’s sign policy for the Building (which sign policy shall be reasonable and shall not conflict with any other provisions of or infringe upon any other rights of the Tenant pursuant to this Lease and notice of which policy shall be provided to Tenant), and subject to Landlord’s prior written approval of such signage, such approval not to be unreasonably withheld or unduly delayed.

Landlord agrees to permit Tenant to maintain its existing non-permanent signage (“Non-Permanent Signage”) in close proximity to the lower bank of elevators of the Building as such Non-Permanent Signage exists on September 25, 2008. Notwithstanding the foregoing, if Landlord chooses to install new building standard directional signage (New Building Signage”) in the lobby adjacent to the lower elevator bank in proximity of the current location of the Non-Permanent Signage, and, acting reasonably but in its sole discretion, decides that such New Building Signage is a reasonable replacement for the function and visibility of the Tenant’s Non-Permanent Signage, then, promptly upon Landlord’s written request, which shall follow operation of the New Building Signage, the Tenant shall remove its Non-Permanent Signage and make good any damage done to the Building by the installation or removal thereof.”

(p)	Section 17.14 of the Lease (Exclusivity) is hereby deleted and replaced with the following:

“17.14	Exclusivity

Subject to Section 17.19 (Landlord’s Right to Revoke) below and subject to tenants existing in the Building and to any rights granted as of September 25, 2008, during the Term hereof (as same may be extended pursuant to the terms of this Lease): (i) the Tenant shall have the right to be the only tenant on the 23rd floor of the Building in the business of giving training courses (excluding any training undertaken by the current existing other tenant on the 23rd floor known as “Gowlings” and its successors and assigns; and (ii) provided that so long as Tenant is not in default under this Lease and is carrying on its business in accordance with this Lease in the whole of the Premises, the Landlord will not lease or consent to sublease any office space in the Building to businesses currently known as “Nexient Learning”, “Global Knowledge”, “Canadian Management Centre”, “CTE Solutions” or “Pink Elephant”.”

(q)	Section 17.16 of the Lease (Option to lease Storage Space) is hereby deleted;

(r)	The following Section 17.17 (Option to Lease by December 31, 2009 – Suite 2460) is hereby added to the Lease:

“17.17	Option to Lease by December 31, 2009 – Suite 2460

(a) Subject to Section 17.19 of this Lease (Landlord’s Right to Revoke) and subject to subsection (d) of this Section 17.17, if the premises on the 24th floor of the Building known as Suite 2460 (“Other Premises”) becomes or is expected to become available for lease prior to December 31, 2009, following the termination, surrender or expiry of the existing lease of such Other Premises (including renewals or extensions thereof pursuant to rights contained therein or other agreements as Landlord may conclude with the existing tenant of such Other Premises), then subject to any other rights to lease such Other Premises which have been granted to any other tenant or tenants prior to September 25, 2008, Tenant shall have the right, upon written notice to Landlord (“Tenant’s Notice”) to lease a minimum of 7,000 square feet and a maximum of 14,426 square feet of the Other Premises (“Expansion Premises”) on the terms hereafter set forth (“Option”).

(b) Where the area of the Expansion Premises is less than the whole of the Other Premises, such Expansion Premises shall he located on the north side of the Other Premises in the area to be determined by Landlord, acting reasonably.

Tenant’s lease of the Expansion Premises shall be on the same terms and conditions as contained in this Lease (including, for clarification, any options to extend this Lease), except that:

(i) the term of the lease for the Expansion Premises shall commence on the first day of the month following the giving of the Tenant’s Notice, and shall be coterminous with the Term of this lease;

(ii) subject to subsection 17.17(b)(iv) below, all Rent (including Minimum Rent and all other amounts payable hereunder) shall be payable commencing on the commencement date of the lease of such Expansion Premises and shall continue thereafter at all times throughout the term of such lease without there being any period during which any such Rent shall not be payable;

(iii) Landlord shall provide and Tenant shall accept the Expansion Premises in base Building condition and Landlord shall not be required to perform any leasehold improvements or do any other work in respect of the Expansion Premises or pay any allowances or give any other inducements to Tenant in respect thereof;

(iv) Tenant shall be provided with a three (3) month Minimum Rent and Additional Rent free period in respect of the Expansion Premises in order to construct its interior improvements and complete the Expansion Premises for the conduct of its business (“Fixturing Period”); during the Fixturing Period, Tenant shall not be obligated to pay Basic Rent or Additional Rent in respect of the Expansion Premises, but Tenant shall be subject to all of the other terms and conditions of this Lease insofar as applicable, including, without limitation, the obligation to maintain insurance and the provisions relating to the liability of Tenant and the indemnification of Landlord.

(c) If Tenant exercises such Option within the time and manner as aforesaid, Tenant shall, prior to Tenant being entitled to occupy the Expansion Premises, execute such documentation as Landlord reasonably requires to give effect to the foregoing provisions of this Section.

(d) If: (i) Tenant fails to exercise its Option in the manner aforesaid on or before December 31. 2009; or (ii) Tenant is given a Landlord’s Notice (as defined below) to afford it the ROFO (as defined below) pursuant to Section 17.17A, then the Tenant’s Option as contained in this Section 17.17 in respect of the Other Premises shall be null and void and forever extinguished.

(e) The within Option shall expire on December 31, 2009.”

(s)	The following Section 17.17A (Right of First Offer to December 31, 2009— Suite 2460) is hereby added to the Lease:

“17.17A Right of First Offer to December 31, 2009 – Suite 2460

(a) Subject to Section 17.19 of this Lease (Landlord’s Right to Revoke) below, if at any time prior to December 31, 2009, Landlord receives any interest in or is desirous of entering into a bona fide offer with a third party to lease all or part of the Other Premises (as defined in Section 17.17 above), then, subject to any other rights to ease such Other Premises which have been granted to any other tenant or tenants prior to September 25, 2008, Landlord shall not lease the Other Premises to such third party unless Landlord has first notified Tenant in writing (“Landlord’s Notice”). Upon receipt of Landlord’s Notice, Tenant shall have the right to lease the Expansion Premises (as defined in Section 17.17 above) on the terms set out in subsection 17.17(b) above (“ROFO”), which ROFO must be exercised by written notice to Landlord within five (5) business days after receipt of Landlord’s Notice, by delivering an offer to lease the Expansion Premises on the said terms set out in subsection 17.17(b) above.

(b) If Tenant exercises such ROFO within the time and manner as aforesaid, Tenant shall, prior to Tenant being entitled to occupy the Expansion Premises, execute such documentation as Landlord reasonably requires to give effect to the foregoing provision of this Section 17.17A.

(c) Failing exercise by Tenant of the ROFO within the time and in the manner as aforesaid, Landlord shall have the right to lease all or any part of the Other Premises as it sees fit and both the Tenant’s Option and its ROFO to lease any of the Other Premises pursuant to both Sections 17.17 and 17.17A shall be null and void and forever extinguished. It is agreed that the aforesaid right shall be a onetime right applicable to the first availability of any Other Premises for leasing and shall not have any application whatsoever to any availability for leasing of any Other Premises thereafter.

(d) The within ROFO shall expire on December 31, 2009.”

(t)	The following Section 17.18 (Additional Right of First Offer) is hereby added to the Lease:

“17.18 Right of First Offer — Additional Expansion Premises

(a) Subject to Section 17.19 of this Lease (Landlord’s Right to Revoke) below, if at any time during the Term, as same may be extended pursuant hereto, leasable premises which is contiguous to the Premises on the 18th, 23rd or 24th floors of the Building (“Additional Premises”) becomes or is expected to become vacant and available for leasing after the termination, surrender or expiry of the existing lease of such Additional Premises or the leases of tenants who have been relocated to such Additional Premises (including renewals or extensions thereof pursuant to rights contained therein or other agreements as Landlord may conclude with the existing tenant of such Additional Premises), then subject to any other rights to lease such Additional Premises which have been granted to any other tenant or tenants prior to September 25, 2008, provided there remains a minimum of three (3) years before the expiry of the Term or if less than three (3) years, Tenant has and agrees to exercise its option to extend so that there remains greater than three (3) years before the expiry of the Term, as extended, Tenant shall have the right to lease up to 15,000 square feet of such Additional Premises, subject to the Landlord’s prior written approval, acting reasonably, as to the location, size and layout of such portion of Additional Premises (the “Additional Expansion Premises”) on the terms hereafter set forth.

(b) Landlord shall give Tenant notice (“Landlord’s Notice”) of the anticipated date of availability for occupancy of such Additional Expansion Premises and of the terms and conditions upon which Landlord would be willing to lease such Additional Premises to Tenant, it being agreed that the Minimum Rent payable in respect of such Additional Expansion Premises shall be the then current Market Rent (as defined and to be determined in the same manner as set forth in Section 17.6(b) and (c) above). Tenant shall thereupon have the right, to be exercised by written notice to Landlord within ten (10) business days after receipt of Landlord’s Notice, to agree to lease the Additional Expansion Premises on the terms and conditions as set forth in the Landlord’s Notice.

(c) If Tenant exercises such right within the time and manner as aforesaid. Tenant shall, prior to Tenant being entitled to occupy the Expansion Premises, execute such documentation as Landlord reasonably requires to give effect to the foregoing provision of this Section 17.18.

(d) Notwithstanding the foregoing, this right of Tenant conveyed in this Section 17.18 shall have no effect in respect of the premises known as Suite 2460 of the Building until the expiry of the term of the first lease of the said Suite 2460 with a commencement date on or after October 1, 2009, as such tern may be extended or renewed.

(e) This right of Tenant shall be a one-time right applicable only to the first availability for leasing of the particular Additional Expansion Premises being the subject of the Landlord’s Notice upon the termination, surrender or expiry of the existing lease of such Additional Premises or the leases of tenants who have been relocated to such Additional Premises (including renewals or extensions thereof pursuant to rights contained therein) or other agreements as Landlord may conclude with the existing tenant of such Additional Premises or tenants who have been relocated to such Additional Premises, and shall not have any application whatsoever to any availability or leasing thereafter of such particular Additional Expansion Premises as are the subject of Landlord’s Notice.

(e) Failing exercise by Tenant of the said right to lease the particular Additional Expansion Premises being the subject of Landlord’s Notice within the time and in the manner as aforesaid, Tenant’s right in respect of that particular Additional Expansion Premises under this Section 17.18 shall be null and void and forever extinguished.”

(u)	The following Section 17.19 (Landlord’s Right to Revoke) is hereby added to the Lease:

“17.19 Landlord’s Right to Revoke

Notwithstanding the foregoing, at Landlord’s option, any of the rights and options conferred under Sections 17.6 (Option to Renew), 17.7 (Right of First Refusal), 17.8 (Parking), and 17.17 (Expansion Option) of this Lease may be revoked in whole or in part if, at the time Tenant exercises or is deemed to have exercised the option, Tenant: (i) is then in default under this Lease following written notice and the applicable cure period as provided by this Lease; (ii) has become bankrupt or insolvent or has made an assignment for the benefit of creditors or has taken the benefit of any statute in force for bankrupt or insolvent debtors, or a petition in bankruptcy has been filed against Tenant, or a receiving order has been made against Tenant, or proceedings have been commenced respecting the winding-up or other termination of the existence of Tenant, or a receiver or other person has taken possession or effective control of substantially all of the assets or business of Tenant; (iii) there are outstanding writs of execution which the ‘Tenant is not then actively and bona fide moving to set aside; or (iv) Tenant is not in possession of and seeking to conduct business in substantially all of the Premises in accordance with the terms of this Lease. Notwithstanding the foregoing, failure by Landlord to revoke any of the rights set out above, shall not be deemed a waiver of Landlord’s right to revoke any other right from time to time or a waiver of any default under this Lease for which Tenant shall remain liable to remedy in accordance with this Lease.”

(v)	Section 2 of Schedule “C” to the Lease (definition of “Authorized Use”) is hereby amended by deleting the first paragraph thereof and replacing it with the following:

“Authorized Use” means the use described in Section 1.9 of this Lease, provided that Tenant further agrees that the Premises shall not be used for the operation of any of the following:”

(w)	Schedule “J” of the Lease (Landlord’s Base Building Work) is hereby deleted.

4.	ACCEPTANCE OF PREMISES

Tenant acknowledges that it accepts the Premises in “as-is, where-is” condition for and during the Extension Term, without requirement for the Landlord to perform any work.

5.	MISCELLANEOUS

(a)	The parties hereto covenant and agree to execute such further assurances as may be required to give effect to the foregoing.

(b)	Capitalized expressions used herein, unless separately defined herein, have the same meaning as defined in the Lease unless separately defined herein.

(c)	The Lease, as amended by the terms of this Agreement, is hereby ratified and confirmed and remains in full force and effect in accordance with its terms.

(d)	Time in all respects shall be of the essence.

(e)	This Agreement and the Lease shall be binding upon and enure to the benefit of the parties hereto and their respective heirs, administrators, successors and assigns, subject to the express restrictions contained in the Lease.

(f)	This Agreement shall come into force once fully executed by both parties.

(g)	The parties hereto covenant and agree that they have good right, full power and authority to enter into this Agreement in the manner as aforesaid.

EXECUTED by each of the parties hereto under seal on the date first above mentioned.

160 ELGIN LEASEHOLDS INC.

Per:	/s/ Nathan Uhr
Name:	Nathan Uhr
Title:	Vice-President, Acquisitions

Per:	/s/ Mona Moore
Name:	Mona Moore
Title:	Leasing Manager

I/We have authority to bind the Corporation.

LEARNING TREE INTERNATIONAL INC.

Per:	/s/ Nicholas R. Schacht
Name:	Nicholas R. Schacht
Title:	Chief Executive Officer

I have authority to bind the Corporation.